DREYFUS INSTITUTIONAL RESERVES FUNDS

DREYFUS INSTITUTIONAL PREFERRED TREASURY MONEY MARKET FUND

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.         Class Designation:  Fund shares shall be divided, except as otherwise noted on Schedule A, into Institutional shares, Hamilton shares, Agency shares, Premier shares and Classic shares.

2.         Differences in Services:  The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to holders of Hamilton shares, Agency shares, Premier shares and Classic shares, pursuant to a Service Plan and certain services provided to holders of Hamilton shares and Premier shares pursuant to a Shareholder Services Plan.  Certain automatic investment plan and automatic redemption plan privileges are available only to holders of Classic shares.

3.         Differences in Distribution Arrangements:  Each Class of shares shall be offered at net asset value as described in the Funds' prospectuses.  No Class shall be subject to any front-end or contingent deferred sales charges.

Hamilton shares, Agency shares, Premier shares and Classic shares, except for Hamilton and Premier shares of Dreyfus Institutional Preferred Treasury Money Market Fund, shall be subject to an annual distribution and service fee at the rate set forth on Schedule B attached hereto pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

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Hamilton and Premier shares of Dreyfus Institutional Preferred Treasury Money Market Fund shall be subject to a shareholder services fee at the annual rate set forth on Schedule B attached hereto pursuant to a Shareholder Services Plan.

4.         Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

5.         Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.

6.         Exchange Privileges:  Shares of a Class shall be exchangeable only (a) for Dreyfus Institutional Preferred Government Money Market Fund and Dreyfus Institutional Preferred Treasury Money Market Fund, any class of shares of the other Fund or the investment company series listed on Schedule C attached hereto, (b) for Dreyfus Institutional Treasury and Agency Cash Advantage Fund and Dreyfus Institutional Prime Treasury Cash Advantage Fund, any class of shares of the other Fund or the investment companies or series listed on Schedule D attached hereto and (c) shares of certain other investment companies specified from time to time.

Dated:              March 25, 2008
Revised as of:  March 1, 2016

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SCHEDULE A

Dreyfus Institutional Reserves Funds

--Dreyfus Institutional Preferred Government Money Market Fund

--Dreyfus Institutional Treasury and Agency Cash Advantage Fund

--Dreyfus Institutional Treasury Prime Cash Advantage Fund*

CitizensSelect Funds

--Dreyfus Institutional Preferred Treasury Money Market Fund*

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*      The Fund does not offer Agency shares or Classic shares.

SCHEDULE B

Name of Series and/or Class	Fee as a Percentage of the Average Daily Net Assets of the Class

Dreyfus Institutional Preferred Government Money Market Fund
Distribution Plan Fees Hamilton shares Agency shares Premier shares Classic shares	.05% .15% .30% .55%

Dreyfus Institutional Preferred Treasury Money Market Fund
Distribution Plan Fees Administrative Services Plan Fees Hamilton Premier	None .05% .25%
Dreyfus Institutional Treasury and Agency Cash Advantage Fund
Distribution Plan Fees Hamilton shares Agency shares Premier shares Classic shares	.05% .15% .30% .55%

Dreyfus Institutional Treasury Prime Cash Advantage Fund
Distribution Plan Fees Hamilton shares Premier shares	.04% .29%

As revised: March 1, 2016

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SCHEDULE C

Dreyfus Institutional Preferred Money Market Fund

Dreyfus Institutional Preferred Plus Money Market Fund

C-1

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SCHEDULE D

Dreyfus Institutional Cash Advantage Fund

Dreyfus California AMT-Free Municipal Cash Management

Dreyfus Cash Management

Dreyfus Government Cash Management

Dreyfus Government Prime Cash Management

Dreyfus Municipal Cash Management Plus

Dreyfus New York Municipal Cash Management

Dreyfus Tax Exempt Cash Management

Dreyfus Treasury & Agency Cash Management

Dreyfus Treasury Prime Cash Management

D-1

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